Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August___, 2025 by and between Christopher L. Hammack (“Executive”), Presidio Employee Co. LLC, a Delaware limited liability company (the “Company”) and, solely for purposes of Section 5, Prometheus PubCo Inc., a Delaware corporation (to be renamed Presidio Production Company prior to the Effective Date) (“Parent”).

WHEREAS, Parent, the Company and certain other parties are entering into a Business Combination Agreement (the “BCA”) as of the date hereof;

WHEREAS, upon the closing of the transactions contemplated by the BCA (the “Closing”), the Company will become a wholly owned subsidiary of Parent; and

WHEREAS, as of the Closing (the “Effective Date”), the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, including but not limited to Executive’s continued access to, use and training relating to the Company’s Confidential and Proprietary Information and trade secrets, including key information about and goodwill in, the Company’s customers, clients and employees, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the terms and conditions contained in this Agreement. The period during which Executive is employed with the Company pursuant to this Agreement shall commence on the Effective Date and continue until terminated pursuant to Section 8 of this Agreement (such period of employment, the “Term”). Notwithstanding anything herein to the contrary, in the event the BCA is terminated or the Closing does not occur, this Agreement shall be void ab initio and of no force and effect.

2. Employment Duties. Executive shall have the title of Co-Chief Executive Officer of the Company and Parent and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report directly to the Board. Executive shall devote Executive’s full working time, attention and best efforts to perform Executive’s duties hereunder in a capacity and in a manner consistent with Executive’s position for the Company. For the avoidance of doubt, this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments, (ii) engaging in charitable or civic activities and (iii) participating on boards of directors or similar bodies of non- profit organizations, in each case of (i) – (iii), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 13 of this Agreement or any other restrictive covenant agreement between the Company or any of its Affiliates and Executive. Executive shall also serve as a director on the Board during the Term. To the extent requested by Parent, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (each, an “Affiliate”) without any additional compensation paid therefor. Executive shall work remotely, provided, that, from time to time Executive may be required to report to the Company’s offices in Fort Worth, Texas, as reasonably required to perform Executive’s duties (the “Work Location Arrangement”).

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $550,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be subject to annual review for potential increase (but not decrease) by the Board (or a duly authorized committee of the Board).

4. Annual Performance Bonus. Beginning in calendar year 2026, for each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus (the ”Annual Bonus”) with a target Annual Bonus of 100% of Base Salary (the ”Target Bonus”), subject to upward adjustment, as determined by the Board; provided, that, for calendar year 2026, Executive’s Annual Bonus shall be not less than the Target Bonus (without proration). The Annual Bonus shall be based upon the achievement of performance goals to be determined in the Board’s discretion, after consultation with Executive at the beginning of each calendar year. The Annual Bonus, if any, shall be paid to Executive in the calendar year immediately following the year to which it relates, but no later than March 15th of such year, subject to Executive’s continued employment on the final day of the calendar year to which such Annual Bonus relates, except as otherwise provided in Section 9. Executive’s annual bonus in respect of calendar year 2025 (if any) shall be paid in accordance with the BCA.

5. Equity Incentive Awards. Executive will participate in and be granted awards under the Parent 2025 Equity Incentive Plan (the “Equity Plan”), to be effective as of the effective date of Parent’s Form S-8 (the ”S-8 Effective Date”). As of the Closing (but effective as of the S-8 Effective Date), Executive shall receive an incentive equity award of 515,625 restricted stock units, pursuant to the Restricted Stock Unit Award Agreement attached hereto as Exhibit A. Beginning in calendar year 2027 and in each calendar year thereafter during the Term, no later than June 30th of such year, Executive shall be granted one or more equity incentive awards (the “Annual Equity Award”) under the Equity Plan (provided Executive remains employed with the Company on the applicable grant date) with a target grant date fair market value equal to 3.75 times Executive’s Base Salary (the “Target Award Value”), with such actual grant date fair market value subject to the discretion of the Board (or compensation committee thereof); provided that, the Annual Equity Award granted in calendar year 2027 shall have a grant date fair market value at least equal to the Target Award Value. Annual Equity Awards shall have such terms and conditions as determined by the Board (or compensation committee thereof), including any performance-vesting conditions; provided, that, such terms shall be substantially similar to the terms and conditions provided to similarly situated executives of the Company.

6. Employee Benefits; Perquisites. Executive shall be eligible to participate in all employee benefit plans, fringe benefit arrangements and perquisite arrangements offered by the Company to any of its senior executive officers, as in effect from time to time (collectively, the ”Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time. Executive shall be eligible to take a number of annual paid vacation days in accordance with the Company’s policy applicable to senior executives, which shall not be less than four weeks annually.

7. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

8. Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered Executive unable to perform Executive’s essential functions and duties for a period of either (i) one-hundred eighty (180) days in any twelve (12)-month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected jointly by the Company and Executive (or Executive’s representative); provided, however, that Executive shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs, provided, further, that the Company shall retain Executive as an inactive employee if necessary, to maintain Executive’s eligibility for disability leave programs per the terms of such programs.

(c) At the option of the Company for Cause, by delivering prior written notice to Executive;

(d) At the option of the Company at any time without Cause, by delivering prior written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason;

(f) At the option of Executive without Good Reason, upon thirty days prior written notice to the Company.

9. Payments by Virtue of Termination of Employment.

(a) Termination by the Company for Cause, by Executive without Good Reason or Due to Executive’s Death or Disability. If Executive’s employment is terminated at any time during the Term by the Company for Cause, by Executive without Good Reason or due to Executive’s death or Disability, Executive shall be entitled to: (i) within thirty days following such termination or as otherwise required by law, (A) payment of Executive’s accrued and unpaid Base Salary and (B) reimbursement of expenses under Section 7 of this Agreement accrued through the date of termination and (ii) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), or required by law (collectively, the “Accrued Benefits”); provided, that, subject to Section 9(c), solely in the event of Executive’s death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled to receive the Time Award Benefit, Performance Award Benefit and the Prior Year Bonus (each, as defined below).

(b) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, subject to Section 9(c), Executive shall be entitled to:

(i) The Accrued Benefits;

(ii) if the date of Executive’s termination does not occur during the twenty-four (24)-month period immediately following a Change in Control (as defined in the Equity Plan) (such twenty-four-month period, the “Protection Period”):

(A) a lump-sum cash payment in the amount equal to two (2) times the sum of (1) Executive’s Base Salary as in effect immediately prior to Executive’s date of termination (without taking into account any reduction that serves as a basis for a Good Reason termination) and (2) Executive’s average Annual Bonus for the three-year period immediately preceding such termination (or such lesser number of completed years of employment with the Company, as applicable) (provided, that, if Executive’s employment terminates prior to the completion of one full year for Annual Bonus purposes, Executive’s then-current Target Bonus shall be used), payable on the Severance Payment Date (defined below);

(B) Executive’s earned but unpaid Annual Bonus (if any) for the year prior to the year of termination, payable at the same time annual bonuses are paid to executives of the Company in respect of such year, but no later than March 15th of the calendar year immediately following such year (the “Prior Year Bonus”);

(C) Executive’s prorated Target Bonus for the year of termination (determined by multiplying the amount of such Target Bonus, by a fraction, the numerator of which is the number of days Executive was employed by the Company during such year of termination and the denominator of which is the number of days in such year) (the “Pro Rata Bonus”), payable on the Severance Payment Date;

(D) if Executive timely elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then during the eighteen (18)-month period following such termination (or until such earlier termination of COBRA coverage), a monthly cash payment in an amount equal to Executive’s COBRA premiums in respect of Executive and Executive’s eligible dependents, payable monthly in accordance with the Company’s standard payroll practices (the “COBRA Benefit”); and

(E) all of Executive’s outstanding equity incentive awards that are subject to time-based vesting shall vest as of the termination date (and be settled, as applicable) and Executive’s performance-vesting equity incentive awards (if any) shall remain outstanding following such termination and shall be eligible to vest based on actual performance for the applicable performance period as if Executive remained employed (such treatment of performance-vesting equity incentive awards, the “Performance Award Benefit”).

provided, that the first payment pursuant to this Section 9(b)(ii) shall be made on the Company’s next regularly scheduled payroll date following the sixtieth day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto (the “Severance Payment Date”).

(iii) if the date of Executive’s termination occurs during the Protection Period:

(A) a lump-sum cash payment of an amount equal to three (3) times the sum of (1) Executive’s Base Salary as in effect immediately prior to Executive’s date of termination (without taking into account any reduction that serves as a basis for a Good Reason termination) and (2) Executive’s average Annual Bonus for the three-year period immediately preceding such termination (or such lesser number of completed years of employment with the Company, as applicable) (provided, that, if Executive’s employment terminates prior to the completion of one full year for Annual Bonus purposes, Executive’s then-current Target Bonus shall be used), payable on the CIC Severance Payment Date (as defined below);

(B) the Prior Year Bonus, payable on the CIC Severance Payment Date;

(C) Pro Rata Bonus, payable on the CIC Severance Payment Date;

(D) the COBRA Benefit; and

(E) all of Executive’s outstanding equity incentive awards that are subject to time-based vesting shall vest as of the termination date (and be settled, as applicable) (such treatment of time-based vesting equity incentive awards, the “Time Award Benefit”) and the performance conditions applicable to Executive’s performance-vesting equity incentive awards shall be deemed achieved at the greater of target and actual level of achievement as of the date of termination.

provided, that the first payment made pursuant to Section 9(b)(iii) shall be made on the next regularly scheduled payroll date following the sixtieth day after Executive’s termination (the “CIC Severance Payment Date”) and shall include payment of any amounts that would otherwise be due prior thereto.

(c) Conditions to Payment; Clawback. All payments and benefits due to Executive under this Section 9 in excess of the Accrued Benefits which are not otherwise required by applicable law (such payments and benefits, collectively, the “Severance Benefits”) shall be payable only if Executive (or Executive’s estate, as applicable) executes and delivers to the Company a general release of claims in the form attached hereto as Exhibit B, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to the Severance Benefits. In addition, the Severance Benefits shall be conditioned on Executive’s compliance with Section 11 of this Agreement, and on Executive’s continued compliance with Section 13 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, if, within one year following the date of the termination of Executive’s employment, Executive is convicted of, or pleads guilty or no contest to, a felony involving theft, fraud, embezzlement, misappropriation or any other crime of moral turpitude, in each case, for which the act or acts occurred during the Term, then the Company shall have the right to cease the payment of any unpaid portions of the Severance Benefits and Executive shall promptly return to the Company the after-tax value of all Severance Benefits received by Executive prior to the date that the Company determines that the conditions of this sentence have been satisfied.

(d) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 9, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation and benefits under this Agreement shall end as of such date.

10. Definitions. For purposes of this Agreement,

(a) “Cause” shall mean Executive’s, (i) conviction of or a plea of guilty or no contest to, a felony involving theft, fraud, embezzlement, misappropriation or any other crime of moral turpitude, (ii) willful, material and persistent failure to perform Executive’s duties hereunder or to follow the lawful direction of the Board (for any reason other than illness or physical or mental incapacity) or a material breach of Executive’s fiduciary duties to the Company or Parent, (iii) material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s discrimination, retaliation or sexual harassment policy, (iv) gross negligence or willful misconduct with respect to the Company or in the performance of Executive’s duties hereunder, including Executive’s duties as reasonably directed by the Board, or (v) the commission of any act that is materially injurious or materially detrimental to the reputation or business of the Company or Parent. Notwithstanding the foregoing, prior to any termination for Cause under clauses (ii), (iii) or (iv) of the immediately preceding sentence, to the extent deemed curable in the Company’s good faith discretion, (X) the Company must provide Executive with written notice detailing the failure or conduct which the Board believes constitutes Cause within thirty (30) days of the Board’s knowledge of such failure or conduct or when the Board reasonably should have known of such failure or conduct, (Y) the Company must provide Executive a reasonable opportunity to cure such failure or conduct, to the extent curable, within thirty days of receipt of such notice and (Z) after such notice and reasonable opportunity to cure, a majority of the Board must reasonably determine that Executive has not cured such failure or conduct. Notwithstanding the foregoing provisions, (1) Executive’s right to cure as set forth in the preceding sentence will not apply if the Board determines in its good faith discretion that there have been habitual or repeated breaches by Executive that constitute Cause, which continued after written notice to Executive and a prior opportunity to cure and, in such case, any subsequent breach will not be subject to the cure right and (2) Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have been provided a reasonable opportunity to be heard by the Board, either in person or via electronic communication (with the assistance of Executive’s counsel if Executive so desires); provided, that if Executive delays such hearing by more than thirty (30) days from the initial date that the Board offers Executive for such hearing, then Executive will be deemed to have waived all rights to such hearing.

(b) “Good Reason” shall mean, without Executive’s express written consent, (i) any material diminution in Executive’s responsibilities, authorities, title or duties or the assignment of duties to Executive that materially adversely alters the nature or status of Executive’s office (provided, that, the foregoing shall not include: (A) actions taken on a temporary basis while Executive is physically or mentally incapacitated as determined by Executive’s physician or (B) actions taken when required by applicable law), (ii) an adverse change in Executive’s reporting relationship hereunder (iii) a reduction in Executive’s Base Salary or Target Bonus opportunity, (iv) a change to Executive’s Work Location Arrangement, (v) materially reducing any pension, welfare or fringe benefit provided to Executive, unless such reduction applies on a management-wide or Company-wide basis (vi) material breach by the Company of any material provision of this Agreement, or (vii) failure to nominate Executive as a director on the Board or to use best efforts to cause Executive to be elected or appointed, or re-elected or appointed, as a director; provided, that, no event described in clause (i) – (vii) shall constitute Good Reason unless (A) Executive has given the Company written notice setting forth the conduct that is alleged to constitute Good Reason, within forty-five days following the date Executive becomes aware of the occurrence of such event (B) Executive has provided the Company at least thirty days following the date on which such notice is provided to cure such conduct and the Company has failed to do so and (C) Executive terminates Executive’s employment with the Company within thirty days following the expiration of the Company’s cure period.

(c) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(d) “Restricted Period” shall mean the period during which Executive is employed by the Company or its Affiliates and continuing for twenty-four (24) months thereafter.

(e) “Subsidiaries” shall mean, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

11. Return of Company Property. Within ten days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

12. Resignation as Officer or Director. Upon the effective date of Executive’s termination for any reason, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company and any of its Affiliates, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any benefit plan of the Company and any of its Affiliates. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

13. Confidentiality; Non-Solicitation; Non-Competition; Non-Disparagement. In consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, including, without limitation, Executive’s access to, use and training related to the Company’s confidential information and trade secrets, including key information about, and goodwill in, the Company’s customers, clients and employees, the receipt and sufficiency of which is hereby acknowledged, Executive agrees as follows:

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be reasonably necessary in the course of Executive’s performance of Executive’s duties hereunder or otherwise as directed by the Company; provided, that the provisions of this Section 13(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, to any Confidential and Proprietary Information that is or becomes generally known to the public other than as a result of Executive’s acts or omissions, nor to a Permitted Disclosure as defined in Section 13(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company prompt notice that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment or at any earlier time requested by the Company, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination or request) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 13(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which Executive reasonably believes that the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

(c) Non-Solicitation. During the Restricted Period, Executive will not, absent the Company’s consent, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit, solicit or otherwise attempt to employ or retain any current or former employee of or consultant to the Company; (ii) induce or attempt to induce any current employee of, or consultant to, the Company to leave the employ or engagement of the Company, or in any way interfere with the relationship between the Company and any of its employees or consultants (in the case of (i) or (ii), a “Solicitation”); or (iii) employ or retain any Person who was an employee of or consultant to the Company; provided, however, that notwithstanding the foregoing, after the termination of Executive’s employment with the Company, the restrictions in this paragraph shall be limited to those employees or consultants with whom or about whom Executive in the twelve (12) months prior to such termination worked, supervised or acquired Confidential and Proprietary Information, or who otherwise worked in the same department as Executive; provided, further, that it shall not be a violation of this Section 13(c) if Executive generally advertises a position in any medium or on the Internet, so long as such advertisement is not targeted at any Person or if Executive uses a search firm or similar entity that has not been directed by Executive to target or solicit any specific Persons. During the Restricted Period, Executive will not, absent the Company’s consent, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (A) call on, solicit or service any Business Relation with the intent of selling or attempting to sell any service or product similar to the services or products sold by the Company, or (B) in any way interfere with the relationship between the Company or any Subsidiaries and any Business Relation (or any prospective Business Relation to the extent the Company is actively developing such prospect) of the Company. “Business Relation” means any Person who is a customer, client or supplier of the Company (a) with whom Executive has had business dealings on behalf of the Company or (b) about whom Executive learned Confidential and Proprietary Information, in each case, during the twelve (12)-month period preceding the termination of Executive’s employment.

(d) Non-Competition. Executive acknowledges that in the course of employment with the Company he will become familiar with the Company’s trade secrets, methods of doing business, business plans and other valuable Confidential and Proprietary Information concerning the Company and its customers and suppliers, that Executive will have access to the Company’s customer and client good will, and that his services have been and will be of special, unique and extraordinary value to the Company. In consideration of the Company providing the foregoing and as express consideration for the Company entering into the Agreement, Executive agrees that, during the Restricted Period, Executive will not (except on behalf of the Company or with the Company’s consent), directly or indirectly, within the counties in which the Company owns oil and gas properties (whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity, except on behalf of the Company):

(i) act in a capacity, or provide services, for any Person that is in the business of Company Business or competes with the Company Business;

(ii) act in a capacity or provide services in which Executive will disclose or use Confidential and Proprietary Information;

(iii)  engage in the Company Business or assist any other Person in engaging in the Company Business; or

(iv) otherwise engage in any business, venture or activity that is competitive with the Company Business.

Nothing herein will prohibit Executive from (i) being a passive owner of less than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, or (ii) after the termination of Executive’s employment with the Company, becoming employed or engaged by a Person engaging in the Company Business so long as Executive’s responsibilities for such Person do not involve (w) the same or similar responsibilities as Executive performed for the Company during the twenty-four (24) months preceding such termination, (x) directly or indirectly supervising or managing Persons engaged in activities similar to the responsibilities Executive performed for the Company or its Subsidiaries or Affiliates during the twenty-four (24) months preceding such termination, (y) engaging in the Company Business, or (z) responsibilities that would result in the use or disclosure of Confidential and Proprietary Information. The “Company Business” shall mean the business of exploration, development and production of crude petroleum and natural gas within the counties in which the Company owns or otherwise operates oil and gas properties.

(e) Non-Disparagement. Executive agrees that Executive shall not make, directly or indirectly, any disparaging or defamatory comments (whether written or oral) concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of the Company under this provision Nothing in this Section 13(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 13(b) above.

(f) Tolling. In the event of any violation of the provisions of this Section 13, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 13 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g) Executive acknowledges that (i) Executive’s position is a position of trust and responsibility with access to Confidential and Proprietary Information of the Company, (ii) the Confidential and Proprietary Information, and the relationship between the Company and each of its executives, customers and vendors, are valuable assets of the Company and may not be converted to Executive’s own use and (iii) the restrictions contained in this Section 13 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

14. Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring in connection with Executive’s employment with the Company or its Affiliates, and assist and advise the Company in any investigation which may be performed by the Company regarding the same (the “Post-Employment Services”), provided, that, such Post-Employment Services shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake; provided, further, that, the Company shall reimburse Executive for Executive’s reasonable costs and expenses incurred in connection with such Post-Employment Services. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 14 shall limit Executive’s right to make Permitted Disclosures as provided in Section 13(b) above.

15. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 11, 13 and 14 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 11, 13, or 14 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to specific performance and injunctive or other equitable relief by a federal or state court in Delaware to enforce the provisions of Sections 11, 13 and/or 14 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 13, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making, and to seek repayment of, payments, if any, made or being made pursuant to Section 9(b)(ii) or Section 9(b)(iii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 13 are reasonable and are properly required for the protection of the Company and its Affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

16. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Presidio Employee Co. LLC

500 W. 7th Street
Suite 1500
Fort Worth, Texas 76102

With a copy to which shall not constitute notice to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Attn:	Omar Samji
James Griffin
Email:	omar.samji@weil.com; james.griffin@weil.com

If to Executive: At Executive’s home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or to an affiliate, and Executive hereby explicitly consents to such assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Agreement, dated March 29, 2018, by and between Executive and the Company (the “Prior Agreement”); provided, however, that except for the Prior Agreement, the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Executive and the Company or any of its Affiliates that create restrictions on Executive with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with the waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Except when resulting from the Company’s material negligence, in no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in- kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(vi) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that Executive is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that Executive is relying on Executive’s own judgment in doing so, and that Executive fully understands the terms and conditions contained herein.

(vii) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(viii) Parent and its Affiliates shall be third-party beneficiaries of Executive’s covenants and obligations under Section 13 hereof and shall be entitled to enforce such obligations as if a party hereto.

(ix) The covenants and obligations of the Company under Sections 9, 14, 15 and 16 hereof, and the covenants and obligations of Executive under Sections 9, 11, 12, 13, 14, 15 and 16 hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PRESIDIO EMPLOYEE CO. LLC

By:
By:
Title:

PROMETHEUS PUBCO INC.

By:
By:
Title:

EXECUTIVE

Name:	Christopher L. Hammack

Exhibit A

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is entered into as of [_____]1 (the ”Agreement Date”) by and between Presidio Production Company, a Delaware corporation (the “Company”), and Christopher L. Hammack (the “Participant”), pursuant to the terms and conditions of the Presidio Production Company 2025 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Company has adopted the Plan, which is incorporated herein by reference and made part of this Agreement;

WHEREAS, the Committee has the authority under the Plan to grant Awards to eligible service providers of the Company and its subsidiaries (collectively, the “Company Group”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Award provided for herein to the Participant pursuant to the Plan and this Agreement.

NOW THEREFORE, in consideration of the mutual convents hereinafter set forth, the Company and the Participant agree as follows:

1) Award. Subject to the terms and conditions set forth in the Plan and this Agreement, as of the effective date of the Company’s Form S-8 with respect to the Plan, the Company shall grant the Participant 515,625 Restricted Stock Units (the “RSUs”).

2) Vesting. The RSUs shall vest in substantially equal annual installments on each of the first three (3) anniversaries of the Agreement Date, subject to the Participant’s continued Service on the applicable vesting date, such that one-hundred percent (100%) of the RSUs shall be vested on the third anniversary of the Agreement Date. Any portion of the RSUs that have vested, as set forth in this Section 2, shall be settled within thirty (30) days following the applicable vesting date.

3) Termination. Except as otherwise provided in the Participant’s employment agreement with the Company, upon the termination of the Participant’s Service for any reason, any RSUs that have not vested as of such termination shall be forfeited immediately, automatically and without consideration (unless the Committee, in its sole discretion, determines otherwise).

[1]	To be the closing date of the transactions contemplated by the BCA.

4) Settlement. Upon settlement of the RSUs, the Company shall deliver to the Participant, for each vested RSU, one share of Common Stock, subject to any terms and conditions set forth in the Plan or imposed by the Committee. No fractional shares of Common Stock shall be delivered and any fractions shall be rounded down.

5) Dividend Equivalent Rights. If the Company declares and pays a dividend with respect to shares of Common Stock (the dividend paid with respect to a share of Common Stock, the “Dividend Amount”), each outstanding RSU shall be credited with the Dividend Amount (the “Dividend Equivalent”), which Dividend Equivalent shall be paid to the Participant in cash at the same time the Dividend Amounts are paid to holders of shares of Common Stock.

6) Successors and Assigns; No Third Party Beneficiaries. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign this Agreement or the RSUs, except as expressly permitted under the Plan. The Company may assign this Agreement to an entity controlled by or under common control with the Company or to an entity that acquires all or substantially all of the business, equity or assets of the Company. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company Group and its successors and assigns and upon the Participant and the Participant’s heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Company Group and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7) Withholding. As a condition to the granting of the RSUs, the Participant acknowledges and agrees that the Participant is responsible for the payment of income and employment taxes (and any other taxes) payable in connection with the vesting and/or settlement of the RSUs. The Company Group shall have the power and the right to deduct or withhold automatically from any payment or shares of Common Stock deliverable under this Agreement, or require the Participant to remit to the Company Group, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (the “Minimum Withholding”) in a form that is reasonably acceptable to the Company (as determined by the Company in its sole discretion). Notwithstanding the foregoing, with respect to any taxes that the Company Group is required to withhold in connection with the vesting and/or settlement of the RSUs, the Company Group shall deduct or withhold automatically from any shares of Common Stock deliverable under this Agreement the number of shares of Common Stock having a fair market value equal to the Minimum Withholding with respect to such taxable event, which retained shares of Common Stock shall fund the payment of such taxes by the Company on the Participant’s behalf.

8) No Rights to Continued Service. The granting of the RSUs shall impose no obligation on any member of the Company Group to continue the Service of the Participant and shall not interfere in any way with the right of any member of the Company Group to terminate such Service.

9) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction. The Participant irrevocably waives any objection which it may have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts of the State of Delaware and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Participant agrees that service of process upon the Participant in any action shall be effective if notice is delivered to the address or facsimile of the Participant set forth on the books of the Company or any other address or facsimile number as the Participant may hereafter specify for such purpose to the Company.

10) WAIVER OF JURY TRIAL. IF PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

11) Compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, the Company intends that the RSUs satisfy an exemption from, or comply with, the requirements of Section 409A of the Code (“Section 409A”). This Agreement shall be interpreted in accordance with that intent, such that there are no adverse tax consequences, interest or penalties under Section 409A as a result of the RSUs. In no event whatsoever will any member of the Company Group or any of their respective directors, officers, agents, attorneys, employees, shareholders, investors, managers, fiduciaries, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on the Participant under Section 409A or any damages for failing to comply with Section 409A.

12) No Guarantees Regarding Tax Treatment. The Participant (or the Participant’s beneficiaries) shall be responsible for all taxes with respect to the RSUs. The Board and the Company make no guarantees regarding the tax treatment of the RSUs. Neither the Board nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A or Section 457A of the Code or otherwise.

13) Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in the regular mail, postage prepaid, addressed, as appropriate, to the Participant at the last address specified in the Participant’s employment records (or such other address as the Participant may designate in writing to the Company), or to the Company’s headquarters, Attention: General Counsel, or such other address as the Company may designate in writing to the Participant.

14) No Effect on Compensation. The amount of any compensation the Participant receives pursuant to this Agreement shall not constitute includable compensation for purposes of determining the amount of benefits to which the Participant is entitled to under any other compensation or benefit plan or program of the Company Group, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan or as otherwise expressly required under applicable law.

15) Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16) Recoupment/Clawback. Notwithstanding any other provision in the Plan or this Agreement to the contrary, any amounts paid (in cash or non-cash) to the Participant under this Agreement that are subject to recovery under any current or future law, government regulation, stock exchange listing requirement, or policy of the Company Group (“Company Policy”), will be recouped and recovered by the Company pursuant to such law, government regulation, stock exchange listing requirement, or Company Policy unless such Company Policy violates the laws of the State of Delaware.

17) Amendments. Subject to the terms of the Plan, the Board may amend, alter, suspend, discontinue or terminate this Agreement, the Plan, or any portion thereof at any time, in its sole discretion; provided, that no action taken by the Board shall adversely affect in any material respect any rights granted to the Participant under this Agreement (other than as the Board deems necessary to comply with applicable law) without the Participant’s written consent. No amendment or modification of any term of this Agreement shall be effective unless signed in writing by or on behalf of the Company and, if required, the Participant, and made in accordance with the terms of the Plan.

18) Severability. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

19) Entire Agreement. This Agreement and the Plan constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

20) Authority. The Committee has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties.

21) Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying or relating to any Award until the Common Stock is issued to the Participant, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

22) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile and pdf e-mail signatures shall have the same legal effect as manual signatures.

23) Electronic Delivery. The Company may, in its sole discretion, decide to deliver this Agreement by electronic means. The Participant hereby consents to receive this Agreement by electronic delivery and agrees to sign this Agreement by acknowledgment through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

*      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.

PRESIDIO PRODUCTION COMPANY

By:
Title:

PARTICIPANT

Name:	Christopher L. Hammack

Exhibit B

GENERAL RELEASE

I, [EXECUTIVE], in consideration of and subject to the performance by Presidio Employee Co. LLC (the “Company”), of its obligations under Section 9(a) of the Employment Agreement, dated as of [●], between the undersigned and the Company (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its subsidiaries, parents, investors, and Affiliates and all present, former and future members, managers, directors, officers, employees, agents, attorneys, representatives, trustees, employee benefit plans (including any administrators or fiduciaries of such plans), shareholders, lenders, creditors, predecessors, successors and assigns of the Company and its subsidiaries and Affiliates, each individually and in their representative capacities, and its and their respective direct or indirect owners (collectively, including the Company, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 9(a) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 9(a) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2.	Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I hereby knowingly and voluntarily, unconditionally and irrevocably, (for myself, my spouse, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns (collectively, the “Releasing Parties”)) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, agreements, contracts, grievances, causes of action, claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, expenses, judgments, liabilities, losses, obligations, rights or suits of any nature whatsoever in law and in equity, both past and present (through the date that this General Release is signed by me), in any jurisdiction, and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Releasing Parties had, have or may have against each and all of the Released Parties, by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this General Release (except as otherwise expressly set forth in this Agreement). These claims include, but are not limited to: (a) any and all claims for compensation, wages, commissions, bonuses, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, or attorney’s fees; (b) any and all claims based on violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Older Worker’s Benefit Protection Act, Title 42 U.S.C. § 1981, the Worker Adjustment Retraining and Notification Act, the Occupational Safety and Health Act, the Pregnancy Discrimination Act, the Rehabilitation Act, the Immigration Reform and Control Act, the Consolidated Omnibus Budget Reconciliation Act, the Sarbanes-Oxley Act, Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Act, the Internal Revenue Code, any applicable Executive Order Programs, the Fair Labor Standards Act, and claims for employment discrimination, harassment, retaliation, wrongful discharge, or breach of public policy; (c) any and all claims under the any and all claims under Texas statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act and the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, (d) any and all claims or causes of action arising under any tort, any equitable theory, any express or implied contract, promissory estoppel, fraud, defamation, emotional distress, infliction of emotional harm, invasion of privacy rights, misrepresentation, or any whistleblower law (all of the foregoing collectively referred to herein as the “Claims”). I intend the release set forth above to be as broad and comprehensive as possible so that the Released Parties shall never be liable, directly or indirectly, to me for any claims, demands, actions, or causes of action of whatsoever nature or character released herein (except as otherwise expressly set forth in this Agreement). This release specifically does not apply to any claims that may arise after its execution.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

5.	I agree that I hereby waive all rights to sue (other than a suit solely seeking to challenge the enforceability of this General Release under the ADEA) or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, that I disclaim and hereby waive any right to share or participate in any monetary award or personal relief resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any rights to any payments, benefits or reimbursements due to me under the Agreement or any equity or other award agreement referred to in the Agreement or otherwise; (ii) any rights to any vested benefits due to me under any employee benefit plans sponsored or maintained by the Company; (iii) any of my rights under [any equity related documents or incentive plans]; (iv) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise; or (v) my ability to pursue workers’ compensation or unemployment benefits.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event the Releasing Parties should bring a Claim seeking damages against the Company, or in the event the Releasing Parties should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete bar and defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that if the Releasing Parties violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties (other than a suit solely seeking to challenge the enforceability of this General Release under the ADEA), including reasonable attorneys’ fees.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.	Nothing contained in this General Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or preceding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award from a Government Agency for information provided to any Government Agencies. However, I agree that I have waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releases in any action filed by me or by anyone else on my behalf.

11.	I acknowledge that I have been notified, in accordance with the Defend Trade Secrets Act of 2016, that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or any such disclosure that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation against a Released Party for reporting a suspected violation of law, I may disclose such Released Party’s trade secrets to my attorney and use the trade secret information in the court proceeding if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

12.	I represent that I am not aware of any claim by the Releasing Parties against the Company or any of the Released Parties, including the claims that are released by this General Release. I acknowledge that, although I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, I intend to provide a complete waiver and release of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this General Release.

13.	I acknowledge and agree that I am owed no further compensation or benefits arising out of or related to my employment with the Company, other than my right, if I execute this General Release, to the payments set forth in Section 9 of the Agreement or any equity or incentive award agreement to which I am a party and subject to the terms and conditions set forth therein. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of Section 9 of the Agreement or [any equity or incentive award agreement] to which I am a party after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (i) such provision shall be modified to make it valid, legal and enforceable to the maximum extent permitted by law or (ii) if such provision cannot be modified to make it valid, legal and enforceable, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. I acknowledge and agree that each of the terms, conditions and covenants to which I am subject in this General Release shall be construed for all purposes to be separate and independent from any other terms, conditions and covenants of any of the Released Parties, whether in this Agreement or otherwise, and the existence of any claim by me against the Company or any of the other Released Parties under the Agreement or otherwise, will not excuse my breach of any of the terms, conditions or other covenants contained in this General Release.

15.	A facsimile or pdf copy of my executed signature page of this General Release will be deemed to be an executed original thereof.

16.	BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY AND HAVE BEEN GIVEN SUFFICIENT TIME TO REVIEW IT;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE [(AND THE ATTACHED INFORMATION DISCLOSURE REQUIRED BY THE OLDER WORKERS BENEFIT PROTECTION ACT)] TO CONSIDER IT, AND ANY CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, THAT ANY SUCH REVOCATION MUST BE IN WRITING AND DELIVERED TO THE COMPANY, PRIOR TO EXPIRATION OF THE SEVEN (7)-DAY REVOCATION PERIOD, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED (AND THAT THIS RELEASE SHALL BECOME EFFECTIVE, ENFORCEABLE AND IRREVOCABLE UPON THE EXPIRATION OF THE REVOCATION PERIOD);

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME, AND THAT NO HANDWRITTEN CHANGES TO THIS GENERAL RELEASE WILL BE BINDING UNLESS INITIALED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

In witness whereof, and intending to be legally bound hereby, I have executed this General Release as of the date and year written below.

SIGNED:

DATED: